     EXHIBIT 99.1

STERLING BANCSHARES, INC. Sale of Sterling Capital Mortgage to RBC Mortgage Company J. Downey Bridgwater President & Chief Executive Officer Stephen C. Raffaele Executive Vice President & Chief Financial Officer July 17, 2003

Forward-looking Statements Except for historical information contained herein, this presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets the Company serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; market conditions may effect the Company's ability to make strategic acquisitions at attractive terms; the Company's liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on the Company's business. Please also read the additional risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. 2

Transaction Overview Transaction Summary Target: Sterling Capital Mortgage Company ("SCMC") Purchaser: RBC Mortgage Company ("RBC") Seller: Sterling Bancshares, Inc. ("Sterling") (80%) and Management of SCMC (20%) Consideration: Cash Aggregate Transaction Value: $100 million plus (or minus) an amount equal to the change in Net Tangible Book Value between June 30, 2003 and closing Due Diligence: Completed Expected Closing: September 30, 2003 Est. A.T. Cash Proceeds to Sterling: $49 million (net of transaction costs) Transaction Multiples Value(1) Multiple(2) Price / Book Value: $30.2 3.31x Price / Tangible Book Value: $24.0 4.17x Price / LTM Originations: $6,377 1.57% (1) At or for the twelve months ended June 30, 2003 ($ in 000,000s) (2) Based on $100 million initial purchase price 3

Transaction Terms Tax Election: Sterling - 338(h)(10) Closing Date: Expected closing date September 30, 2003 (subject to normal regulatory approvals and consents) Termination Date: December 31, 2003 Servicing Transfer & Sale: Sterling Bank will purchase MSR from SCMC at book value to be sold prior to closing date. Warehouse Line: Carries over current terms to RBC (est. 45 day run-off post-closing) ORE Purchase: Sterling Bank to purchase $2.3 million of Other Real Estate ("ORE") from SCMC at book prior to closing date. Indemnification: Contains customary indemnification provisions, representations and warranties Holdback Reserve: $2 million held back to cover liquidation plan and other costs Contribution Agreement: Tax and expense sharing agreement among Sterling and Minority Holders 4 Transaction Overview

Strategic Rationale for Divesting SCMC Refocuses all of the Company's resources on its core competency - serving Texas, owner-operated businesses Results in a higher quality earnings stream from commercial banking that should be valued higher than the current blended bank/mortgage company earnings stream Reduces potential volatility of Sterling's earnings Transaction creates new capital through a gain and frees up capital currently supporting mortgage business (including warehouse) which will be redeployed in strategic acquisitions, organic growth and potential share repurchases Transaction eliminates a "non-core" business that required a material amount of management time and attention Timing of the transaction is after loan origination volume increased from $566 million in 1997 to $4.5 billion in 2002 and then to $3.4 billion in the first six months of 2003 Creates clean story for investors - high growth Texas commercial bank 5

P/E Multiple and Stock Price Comparisons

- Texas commercial banking earnings are more highly valued than mortgage company earnings

	Texas Peers[1]	Mortgage Peers[2]	Sterling Bancshares
Median Price / 2003 EPS[3]	16.1x	8.3x	14.5x
Median 1 Year Stock Price Appreciation	9.3%	77.9%	4.0%

(1) Texas peers include: Cullen/Frost Bankers, Inc., Southwest Bancorporation of Texas, Inc., Texas Regional Bancshares, Inc., Prosperity Bancshares, Inc., and Summit Bancshares

(2) Mortgage peers include: Countrywide Financial Corporation, Doral Financial Corp., Flagstar Bancorp, Inc., IndyMac Bancorp, R&G Financial Corp., American Home Mortgage Holdings, Inc.

(3) Based on First Call consensus estimates

STERLING BANCSHARES

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Time Line of Events 1996 Sterling acquired approximately 40% of Sterling Capital Mortgage for an investment of approximately $2.0 million in cash 1998 Sterling invested an additional $4.0 million bringing its total ownership of SCMC to 80% and increasing its total investment to $6.0 million 2001 Low interest rate environment boosts SCMC's origination volume to $2.6 billion and drives its after-tax net income to a record $11.4 million Q203 Low interest rates and refinance wave cause mortgage production income to balloon but also cause significant impairment to Sterling's mortgage servicing rights Given the volatility of mortgage earnings and the increasing time commitment required to properly manage the business, Sterling management begins to assess strategic alternatives for SCMC July 16, 2003 Sterling signs a definitive agreement to sell Sterling Capital Mortgage to RBC Mortgage Company 6

STERLING B A N C S H A R E S (NASDAQ: SBIB)